Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Increases Quarterly Cash Dividend on Common Shares; Announces

Quarterly Cash Dividend on Preferred Shares

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 24, 2013 – The Regions Financial Corporation (NYSE:RF) Board of Directors has declared a quarterly cash dividend of 3 cents per common share, payable July 1, 2013, to stockholders of record as of June 14, 2013. This represents an increase from the previous quarterly dividend of 1 cent per common share. Plans to increase the company’s dividend on common shares were previously announced March 14, 2013, following the Federal Reserve’s indication to Regions that it did not object to the company’s capital plan and proposed capital actions as part of the 2013 Comprehensive Capital Analysis and Review (CCAR) process.

In addition, the Board of Directors authorized payment of a quarterly cash dividend related to the outstanding shares of its 6.375% Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). Each outstanding share of the Series A Preferred Stock is represented by depositary shares, each representing a 1/40th interest in a share of Series A Preferred Stock. The dividend of $15.9375 per share (equivalent to approximately $0.398438 per depositary share) will be paid on June 15, 2013, to stockholders of record at the close of business on June 1, 2013.

About Regions Financial Corporation

Regions Financial Corporation, with $120 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288